 Exhibit 99.7

For Immediate Release
September 5, 2017

SUNSHINE BIOPHARMA ENTERS INTO AN INVESTMENT BANKING AGREEMENT WITH JITNEY TRADE TO RAISE UP TO $10 MILLION FOR CLINICAL TRIALS OF Adva-27a ANTICANCER DRUG

Montreal, Quebec, Canada -- (ACCESSWIRE) -- Sunshine Biopharma Inc. (OTC Markets: “SBFM”), a pharmaceutical company focused on the research, development and commercialization of drugs for the treatment of various forms of cancer, today announced that it has executed an investment banking agreement (the “Agreement”) with Jitney Trade Inc. (“Jitney”), a Canadian licensed broker-dealer, headquartered in Montreal with offices in Toronto and Vancouver (Canada). Per the Agreement, Jitney will act as the Company’s exclusive placement agent in a proposed financing of up to $10 million Canadian in equity placements on a commercially reasonable, “best efforts” basis. In addition, Jitney has agreed to aid the Company and act as its sponsor in connection with the listing of the Company’s Common Stock on the TSX Venture Exchange (TSX-V) in Toronto, Canada.

The proceeds will be used for implementation of the Company’s business plan including the Generic Pharmaceuticals operations and Clinical Development of Adva-27a, the Company’s flagship anticancer compound. Tests conducted on the Company’s Adva-27a have demonstrated the drug’s effectiveness at destroying multidrug resistant cancer cells including Pancreatic Cancer cells, Breast Cancer cells, Uterine Sarcoma cells and Small-Cell Lung Cancer cells. Clinical trials for Pancreatic Cancer indication are planned to be conducted at McGill University’s Jewish General Hospital in Montreal, Canada.

In a recent press release (June 26, 2017), the Company announced that it had received an independent valuation report (the “Report”) placing the en bloc Fair Market Value of the Company’s issued and outstanding shares at March 31, 2017, between $977 million and $1,133 million. The Company had commissioned the Report as part of an obligation it had previously made to investors. The majority of the value in the Report is ascribed to Adva-27a and the ownership by the Company of the worldwide patents associated therewith. If successful, management of the Company believes the Jitney financing will be a significant step forward towards helping the Company fully implement its business plan.

Safe Harbor Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

For Additional Information Contact:
Camille Sebaaly, CFO
Sunshine Biopharma Inc.
Direct Line: 514-814-0464
camille.sebaaly@sunshinebiopharma.com
www.sunshinebiopharma.com